Exhibit 99.2

MEADE INSTRUMENTS CORP.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following pro forma consolidated financial information is based on the historical financial statements of Meade Instruments Corp. and its subsidiaries (the “Company”), including certain pro forma adjustments, and has been prepared to illustrate the pro forma effect of the sale of Meade Instruments Europe GmbH & Co. KG (“Meade Europe”).

business.

The unaudited pro forma consolidated statements of operations for the nine months ended November 30, 2008 and for the fiscal year ended February 29, 2008 assume that the disposition of Meade Europe occurred prior to those periods. The statements of operations do not include any gain or loss on the sale or costs associated with the sale of the business. The unaudited pro forma consolidated balance sheet as of November 30, 2008 is presented as if the disposition of Meade Europe had occurred as of that date.

The unaudited pro forma consolidated financial information has been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. The unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations that might have occurred had the disposition occurred as of the dates stated above. The pro forma adjustments are described in the notes to the pro forma financial statements.

The unaudited pro forma consolidated financial information should be read in conjunction with the audited financial statements and notes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008 and unaudited interim financial statements and the related MD&A included in the Company’s Quarterly Report on Form 10-Q for the nine months ended November 30, 2008.

MEADE INSTRUMENTS CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Nine Months Ended November 30, 2008
	As Reported Unaudited	Unaudited, Pro Forma Adjustments		Unaudited, Pro Forma as Adjusted
Net sales	$47,963	$(23,294)	(a)	$24,669
Cost of sales	37,289	(15,721)	(a)	21,568
Gross profit	10,674	(7,573)		3,101
Selling expenses	6,320	(2,888)	(a)	3,432
General and administrative expenses	9,316	(2,230)	(a)	7,505
		419	(b)
Gain on brand sales	(5,203)	—		(5,203)
ESOP contribution expense	179	—		179
Restructuring Costs	1,548	—		1,548
Research and development expenses	1,301	—		1,301
Operating income (loss)	(2,787)	(2,874)		(5,661)
Interest expense	203	(34)	(a)	169
Loss before income taxes	(2,990)	(2,840)		(5,830)
Income tax expense	62	(62)	(a)	—
Net loss	$(3,052)	$(2,778)		$(5,830)
Net loss per share — basic and diluted	$(0.13)			$(0.25)
Weighted average number of shares outstanding — basic and diluted	23,377			23,360

MEADE INSTRUMENTS CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Year Ended February 29, 2008
	As Reported Unaudited	Unaudited, Pro Forma Adjustments		Unaudited, Pro Forma as Adjusted
Net sales	$98,539	$(34,834)	(a)	$63,705
Cost of sales	85,135	(23,943)	(a)	61,192
Gross profit	13,404	(10,891)		2,513
Selling expenses	12,923	(3,819)	(a)	9,104
General and administrative expenses	11,708	(2,192)	(a)	9,516
Restructuring Costs	365	—		365
ESOP contribution expense	235	—		235
Goodwill Impairment	1,593	—		1,593
Research and development expenses	1,887	—		1,887
Operating income (loss)	(15,307)	(4,880)		(20,187)
Interest expense	1,300	(215)	(a)	1,085
Loss before income taxes	(16,607)	(4,665)		(21,272)
Income tax expense	1,114	(1,114)	(a)	—
Net loss	$(17,721)	$(3,551)		$(21,272)
Net loss per share — basic and diluted	$(0.81)			$(0.97)
Weighted average number of shares outstanding — basic and diluted	21,841			21,841

MEADE INSTRUMENTS CORP.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF NOVEMBER 30, 2008

(In thousands)

	As Reported, Unaudited	Unaudited, Pro Forma Adjustments		Unaudited, Pro Forma as Adjusted
ASSETS
Current assets:
Cash	$354	$11,895	(c)	$12,249
Accounts receivable, net	18,539	(12,850)	(a)	5,689
Inventories, net	16,249	(4,928)	(a)	11,321
Prepaid expenses and other current assets	530	534	(a)	1,064
Total current assets	35,672	(5,349)		30,323
Goodwill	1,548	(1,548)	(a)	—
Acquisition-related intangible assets, net	1,356	—		1,356
Property and equipment, net	3,046	(2,297)	(a)	749
Other assets, net	188	—		188
	$41,810	$(9,194)		$32,616
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank lines of credit	$5,967	$(5,967)	(a)	$—
Accounts payable	7,150	(1,045)	(a)	6,105
Accrued liabilities	5,376	(1,614)	(a)	4,181
		419	(b)
Accrued lease termination fee	1,200	—		1,200
Income taxes payable	838	(729)	(a)	109
Current portion of long-term debt	174	(174)	(a)	—
Total current liabilities	20,705	(9,110)		11,595
Long-term debt	480	(480)	(a)	—
Deferred income taxes	379	(316)	(a)	63
Deferred rent	174	—		174
Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value; 50,000 shares authorized; 23,377 shares issued and outstanding at November 30, 2008	233	—		233
Additional paid-in capital	51,176	(977)	(a)	50,199
Retained deficit	(31,880)	(9,635)	(a)	(29,564)
		11,951	(d)
Deferred stock compensation	(84)	—		(84)
Accumulated other comprehensive income	627	(627)	(a)	—
Total stockholders’ equity	20,072	712		20,784
	$41,810	$(9,194)		$32,616

MEADE INSTRUMENTS CORP.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements give effect to the pro forma adjustments necessary to reflect the disposition of the Meade Europe business as if the disposition occurred at the beginning of the periods presented in the pro forma statements of earnings and as of November 30, 2008 in the pro forma balance sheet.

2.    PRO FORMA ADJUSTMENTS

The unaudited pro forma consolidated statements of operations and balance sheet reflect the effect of the following pro forma adjustments:

a)	To reflect the sale of Meade Europe.

b)	To reflect investment banking fees incurred relating to the sale of Meade Europe.

c)	Increase in cash due to proceeds from sale of Meade Europe, offset slightly by cash used to pay down bank lines of credit and investment banking fees

d)

Gross proceeds from the sale of Meade Europe, reflected as a decrease to Retained deficit as of November 30, 2008. The actual sale of Meade Europe occurred on January 27, 2009 and the actual gain or loss on the sale will be recorded in the fourth quarter of fiscal 2009. This gain or loss will be materially higher than the gain reflected herein.